                                                                     Exhibit (d)

                        Ziegler, Ziegler & Associates LLP
                                Counselors at Law
                        570 Lexington Avenue, 44th Floor
                            New York, New York 10022
                                 (212) 319-7600
                            Telecopier (212) 319-7605

                                 February 11, 2004

JPMorgan Chase Bank, as Depositary
4 New York Plaza
New York, New York 10004

                           American Depositary Shares
                    evidenced by American Depositary Receipts
                        for deposited ordinary shares of
              Semiconductor Manufacturing International Corporation

Dear Sirs:

     Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing ordinary shares of Semiconductor Manufacturing International Corporation (the "Company"), a corporation incorporated under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement appearing, or incorporated by reference, in Exhibit (a) to the Registration Statement.

     In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and the Depositary and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms,
(ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations,
(iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands and Hong Kong and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

     We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the use of this opinion as Exhibit (d) of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                           Very truly yours,

                                           /s/ Ziegler, Ziegler & Associates LLP